Exhibit 3.1

ARTICLES OF INCORPORATION

OF

FVCBANKCORP, INC.

The undersigned incorporator does hereby form a stock corporation under the provisions of Chapter 9 of Title 13.1 of the Code of Virginia, 1950, as amended, and to that end sets forth the following:

ARTICLE I

NAME

The name of the corporation is “FVCBankcorp, Inc.” hereinafter called the Corporation.

ARTICLE II

REGISTERED OFFICE

The post office address of the initial Registered Office of the Corporation is 11325 Random Hills Road, Suite 240, Fairfax, Virginia 22030, in the City of Fairfax.

ARTICLE III

REGISTERED AGENT

The name of the initial Registered Agent of the Corporation is David W. Pijor, a resident of the State of Virginia and a member of the Virginia State Bar, whose address is the same as the initial Registered Office of the Corporation.

ARTICLE IV

PURPOSES AND POWERS

The purpose for which the Corporation is formed is to serve as a holding company for banking institutions and to engage in any or all lawful business, including without limitation insurance agency and related businesses, not required to be stated in the Articles of Incorporation for which corporations may be incorporated under the Virginia Stock Corporation Act as amended from time to time.

ARTICLE V

AUTHORIZED CAPITAL AND VOTING RIGHTS

The Corporation shall have authority to issue 10,000,000 shares of common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value $0.01 per share. Each share of common stock shall have one (1) non-cumulative vote on all matters presented for the vote of the common shareholders, including the election of directors. Stockholders shall have no preemptive rights to acquire unissued or treasury stock. The Board of Directors of the Corporation is authorized to divide the shares of preferred stock into one or more classes or series, and to fix and determine the variations in the relative rights and preferences as between classes or series. Each class or series shall be designated so as to distinguish the shares thereof from the shares of all other classes or series. The Board of Director is authorized to file, and prior to issuance of any shares of any class or series of preferred stock shall file, articles of amendment fixing and setting forth the preferences, limitations and relative rights of such class or series.

ARTICLE VI

DIRECTORS

The number of directors constituting the entire board shall be not less than five (5) nor more than fifteen (15), the exact number of which as may be fixed from time to time in accordance with the bylaws, provided that the number of directors shall not be reduced so as to shorten the term of any director then in office, and further provided that the number of directors shall be nine (9) until otherwise fixed by a majority of the Board of Directors.

ARTICLE VII

INDEMNIFICATION OF DIRECTORS AND OFFICERS

(1) To the full extent permitted and in the manner prescribed by the Virginia Stock Corporation Act and any other applicable law, the Corporation shall indemnify a director or officer of the Corporation who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.  The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer.

(2)  The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to cause the Corporation to indemnify or contract in advance to indemnify any director, and to cause the Corporation to indemnify or contract in advance to indemnify any person not specified in Section 1 of this Article who was or is a party to any proceeding, by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in Section 1.

(3)  Notwithstanding any other provisions in this Article, the Corporation shall indemnify a director who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of the Corporation against reasonable expenses incurred by him in connection with the proceeding.

(4)  The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by any such person in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article.

(5)  In the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to Section 1 of this Article shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee.  If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.

(6)  The provisions of this Article shall be applicable to all actions, claims, suits or proceedings commenced after the adoption hereof, whether arising from any action taken or failure to act before or after such adoption.  No amendment, modification or repeal of this Article shall diminish the rights provided hereby or diminish the right to indemnification with respect to any claim, issue or matter in any then pending or subsequent proceeding that is based in any material respect on any alleged action or failure to act prior to such amendment, modification or repeal.

(7)  The provisions of this Article shall not be exclusive of any other indemnification to which such persons may be entitled under any bylaw, agreement, statute, vote of shareholders or disinterested directors, or otherwise.

(8)  Reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators.

ARTICLE VIII

DURATION

The duration of the Corporation shall be unlimited.

ARTICLE IX

PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

To the full extent that the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors or officers, a director or officer of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages.

ARTICLE X

FACTORS TO BE CONSIDERED IN CERTAIN TRANSACTIONS

In the event the board of directors shall evaluate a business combination or other offer of another party to make a tender or exchange offer for any equity security of the Corporation; merge or consolidate the Corporation with another corporation; purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation; engage in any transaction similar to, or having similar effects as, any of the foregoing (a “business combination”), the directors shall consider, among other things, the following factors:  the effect of the business combination on the Corporation and its subsidiaries, and their respective shareholders, employees, customers and the communities which they serve; the timing of the proposed business combination; the risk that the proposed business combination will not  be consummated; the reputation, management capability and performance history of the person proposing the business combination; the current market price of the Corporation’s capital stock; the relation of the price offered to the current value of the Corporation in a freely negotiated transaction and in relation to the directors’ estimate of the future value of the Corporation and its subsidiaries as an independent entity or entities; tax consequences of the business combination to the Corporation and its shareholders; and such other factors deemed by the directors to be relevant.  In such considerations, the board of directors may consider all or certain of such factors as a whole and may or may not assign relative weights to any of them.  The foregoing is not intended as a definitive list of factors to be considered by the board of directors in the discharge of their fiduciary responsibility to the Corporation and its shareholders, but rather to guide such consideration and to provide specific authority for the consideration by the board of directors of factors which are not purely economic in nature in light of the circumstances of the Corporation and its subsidiaries at the time of such proposed business combination.

DATED this 28th day of May 2015.

/s/ David W. Pijor
David W. Pijor
Incorporator